EXHIBIT 5.1

                                M. SELIGMAN & CO.
                             ADVOCATES AND NOTARIES

          23 MENACHEM BEGIN ROAD o P.O.B. 36090 o TEL-AVIV 66184 ISRAEL

                              TEL. (972-3) 7101616
                               FAX (972-3) 7101617
                         E-MAIL seligman@seligman.co.il
                           Web Site www.seligman.co.il

                           TEL. Direct (972-3) 7101656
                           FAX Direct (972-3) 5669355
                          E-MAIL nitzan@seligman.co.il

                             DATE 28 SEPTEMBER 2006

                           FILE NO. 358\00085\G305995

To:
Shamir Optical Industry Ltd.
Kibbutz Shamir
Upper Galilee
ISRAEL 12135

Ladies and Gentlemen:

We have acted as Israeli counsel to Shamir Optical Industry Ltd (Company No. 513659565) a limited liability company incorporated under the Law of the State of Israel (the "COMPANY"). We refer to the registration statement on Form S-8 (the "REGISTRATION STATEMENT"), to be filed by the Company with the U.S. Securities and Exchange Commission (the "COMMISSION") under the U.S. Securities Act of 1933, as amended (the "ACT"), relating to 1,846,673 Ordinary Shares of a nominal value of NIS 0.01 each of the Company (the "SHARES") which may be issued or acquired pursuant to the Company's Israeli Plan For The Allotment of Shares/Options for 2003, The 2005 General Share and Incentive Plan and certain other grants of options to purchase company shares as set forth therein (collectively hereinafter the "PLANS").

1. We have examined and are familiar with the Amended Articles of Association of the Company, proceedings of the Board of Directors of the Company in connection with the Plans, and such other records and documents of the Company as we have deemed appropriate as a basis for the opinions set forth in this opinion letter.

2. In rendering an opinion on the matters set forth herein, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or assumed to be executed by corporate or other entities, other than the Company, we have assumed that such entities had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed that due authorization by all requisite action, corporate or other, and due execution and delivery by such entities on such documents and the validity and binding effect thereof. As to any facts material to this opinion we did not independently establish or verify, we have relied solely upon statements, representations, executed minutes and certificates of officers and other representatives of the Company.


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M. SELIGMAN & CO.
ADVOCATES AND NOTARIES

3. This opinion letter is governed by, and shall be interpreted solely in accordance with the laws of the State of Israel. Based upon and subject to all the qualifications set forth in this opinion letter we are of the opinion, with respect to the Shares, that the Shares covered by the Registration Statement and to be issued pursuant to the Plans, when issued by the Company's Board of Directors in accordance with the terms and conditions of the Plans, will be legally and validly issued, fully paid and nonassessable.

4. Our opinion expressed above is further subject to the following additional qualifications, assumptions, limitations and exceptions:

     4.1 We express no opinion as to any laws other than the laws of the State of Israel as the same are in force on the date hereof and we have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction nor we made any investigation with respect to any issues of conflict of laws between the law of the State of Israel and the law of other jurisdictions, and any issue which may arise with respect to this opinion will be resolved solely pursuant to the laws of the state of Israel. Furthermore, we have not undertaken any independent investigation to determine the accuracy of representations made to us by officers of the Company and any limited inquiry undertaken by us during the preparation of this opinion should not be regarded as such as investigation; no inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Company.

     4.2 Our opinions are subject to the effect of judicial decisions which may permit the introduction of extrinsic evidence to interpret the terms of written contracts.

     4.3 We express no opinion with respect to any tax matters and matters of choice of law and jurisdiction.

     4.4 We express no opinion with respect to the financial condition of the Company.

     4.5 This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter speaks only as of its date, and we disclaim any express or implied undertaking or obligation to advise of any subsequent change of law or fact (even though the change may affect the legal analysis, and legal conclusion or an informational confirmation in this opinion letter).

     4.6 This opinion is subject to the laws relating to liquidation, bankruptcy, reorganization, insolvency or composition generally effecting creditors' rights, and any reference to the enforceability of an obligation is not to be taken as a reference to the obligation being enforceable by the remedy of specific performance.

Yours sincerely,
/s/ M. Seligman & Co.

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